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                                                                    EXHIBIT 11.1

                        CROWN CASTLE INTERNATIONAL CORP.

                    COMPUTATION OF NET LOSS PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


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
                                                            Three Months Ended            Nine Months Ended
                                                               September 30,                September 30,
                                                          -----------------------   ---------------------------
                                                             1998         1999         1998           1999
                                                          ----------   ----------   ----------   --------------
                                                            (In thousands of dollars, except per share amounts)
Loss before cumulative effect of change in                 $(17,444)    $(27,067)    $(30,476)       $(61,390)
 accounting principle
Dividends on preferred stock                                   (216)      (6,824)      (4,348)        (19,846)
                                                           --------     --------     --------        --------
Loss before cumulative effect of change in                  (17,660)     (33,891)     (34,824)        (81,236)
 accounting principle applicable to common stock
 for basic and diluted computations
Cumulative effect of change in accounting principle              --           --           --          (2,414)
                                                           --------     --------     --------        --------
Net loss applicable to common stock for basic and          $(17,660)    $(33,891)    $(34,824)       $(83,650)
 diluted computations                                      ========     ========     ========        ========

Weighted-average number of common shares                     53,879      149,621       25,262         123,067
 outstanding during the period for basic and diluted       ========     ========     ========        ========
 computations (in thousands)

Per common share - basic and diluted:
   Loss before cumulative effect of change in              $  (0.33)    $  (0.23)    $  (1.38)       $  (0.66)
    accounting principle
   Cumulative effect of change in accounting                     --           --           --           (0.02)
    principle                                              --------     --------     --------        --------
   Net loss                                                $  (0.33)    $  (0.23)    $  (1.38)       $  (0.68)
                                                           ========     ========     ========        ========
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